Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Partners of Iroquois Gas Transmission System, L.P.:

We have audited the accompanying consolidated financial statements of Iroquois Gas Transmission System, L.P. and its subsidiaries (the Partnership), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in partners’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iroquois Gas Transmission System, L.P. and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years ended December 31, 2014, 2013 and 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ Blum, Shapiro & Company, P.C.

West Hartford, Connecticut

February 24, 2015

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2014	2013	2012
(thousands of dollars)

Operating Revenues (Note 9)(1)	$199,900	$199,694	$207,717
Operating Expenses

Operations and maintenance	28,058	27,343	30,496

Depreciation and amortization	37,669	37,340	37,262

Taxes other than income taxes	27,766	26,805	24,635
Total operating expenses	93,493	91,488	92,393
Operating Income	106,407	108,206	115,324
Other Income / (Expenses)

Interest income	199	215	129

Allowance for equity funds used during construction	1,336	154	—

Other, net	138	(6)	(1,794)
	1,673	363	(1,665)
Interest Expense

Interest expense	20,993	21,619	22,348

Allowance for borrowed funds used during construction	(573)	(69)	—
	20,420	21,550	22,348
Net Income	87,660	87,019	91,311
Other comprehensive income/(loss) - effects of retirement benefit plans	(745)	2,606	661
Comprehensive Income	$86,915	$89,625	$91,972
(1)	See Note 8 for amounts attributable to affiliated parties.

The accompanying notes are an integral part of these Financial Statements.

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

Consolidated Balance Sheets

At December 31,	2014	2013
(thousands of dollars)

ASSETS

Current Assets

Cash and temporary cash investments	$80,194	$72,223

Accounts receivable - trade	13,971	11,963

Accounts receivable - affiliates(1)	3,169	6,975

Prepaid property taxes	10,766	10,693

Other current assets	7,647	4,743
Total current assets	115,747	106,597
Natural Gas Transmission Plant

Natural gas plant in service	1,274,535	1,267,355

Construction work in progress	29,969	14,338
	1,304,504	1,281,693
Accumulated depreciation and amortization	(659,619)	(628,002)
Net natural gas transmission plant (Note 3)	644,885	653,691
Other Assets and Deferred Charges

Other assets and deferred charges	10,874	9,751
Total other assets and deferred charges	10,874	9,751
Total assets	$771,506	$770,039
(1)	See Note 8 for amounts attributable to affiliated parties.

The accompanying notes are an integral part of these Financial Statements.

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

Consolidated Balance Sheets

At December 31,	2014	2013
(thousands of dollars)

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities

Accounts payable(1)	$2,392	$3,902

Accrued interest	2,205	2,297

Current portion of long-term debt (Note 4)	9,500	9,000

Customer deposits	7,974	7,181

Other current liabilities	6,628	3,371
Total current liabilities	28,699	25,751
Long-Term Debt (Note 4)	340,000	349,500

Other Non-Current Liabilities

Other non-current liabilities	5,124	4,020
Other non-current liabilities	5,124	4,020
Commitments and Contingencies (Note 7)

Total liabilities	373,823	379,271
Partners’ Equity	397,683	390,768
Total liabilities and partners’ equity	$771,506	$770,039
(1)	See Note 8 for amounts attributable to affiliated parties.

The accompanying notes are an integral part of these Financial Statements.

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

Consolidated Statements of Cash Flows

Year Ended December 31,	2014	2013	2012
(thousands of dollars)

Cash Flows from Operating Activities

Net Income	$87,660	$87,019	$91,311

Adjusted for the following:

Depreciation and amortization	37,669	37,340	37,262

Allowance for equity funds used during construction	(1,336)	(154)	—

Other assets and deferred charges	390	(1,260)	(318)

Other non-current liabilities	(1,154)	2,879	352

Changes in working capital:

Accounts receivable	1,798	2,989	(1,358)

Prepaid property taxes	(73)	(918)	(887)

Other current assets	788	(116)	1,191

Accounts payable	(664)	(1,808)	38

Customer deposits	793	(72)	1,917

Accrued interest	(92)	(102)	(122)

Other current liabilities	(435)	(2,174)	1,485
Net cash provided by operating activities	125,344	123,623	130,871
Cash Flows from Investing Activities

Capital expenditures	(28,373)	(19,257)	(6,167)
Net cash used for investing activities	(28,373)	(19,257)	(6,167)
Cash Flows from Financing Activities

Partner distributions	(80,000)	(80,000)	(100,000)

Repayments of long-term debt	(9,000)	(10,000)	(12,000)
Net cash used for financing activities	(89,000)	(90,000)	(112,000)
Net increase in cash and temporary cash investments	7,971	14,366	12,704

Cash and temporary cash investments at beginning of year	72,223	57,857	45,153
Cash and temporary cash investments at end of year	$80,194	$72,223	$57,857
Supplemental Disclosure of Cash Flow Information

Cash paid for interest	$20,599	$21,193	$21,910

Accounts payable accruals for capital expenditures	1,589	2,435	895

The accompanying notes are an integral part of these Financial Statements.

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

Consolidated Statements of Changes in Partners’ Equity

(thousands of dollars)	Net Income	Distribution to Partners	Contributions by Partners	Accumulated Other Comprehensive Income/(Loss)	Total Partners’ Equity

December 31, 2011
Balance	$1,060,520	$(946,544)	$279,381	$(4,186)	$389,171

Net income	91,311	—	—	—	91,311

Equity distributions to partners	—	(100,000)	—	—	(100,000)

Other comprehensive income	—	—	—	661	661

December 31, 2012
Balance	$1,151,831	$(1,046,544)	$279,381	$(3,525)	$381,143

Net income	87,019	—	—	—	87,019

Equity distributions to partners	—	(80,000)	—	—	(80,000)

Other comprehensive income	—	—	—	2,606	2,606

December 31, 2013
Balance	$1,238,850	$(1,126,544)	$279,381	$(919)	$390,768

Net income	87,660	—	—	—	87,660

Equity distributions to partners	—	(80,000)	—	—	(80,000)

Other comprehensive loss	—	—	—	(745)	(745)

December 31, 2014
Balance	$1,326,510	$(1,206,544)	$279,381	$(1,664)	$397,683

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Partnership

Iroquois Gas Transmission System, L.P., (the “Partnership” or “Iroquois”) is a Delaware limited partnership that operates as an interstate pipeline providing service to local gas distribution companies, electric utilities and electric power generators, as well as marketers and other end users, through interconnecting pipelines and exchanges. Iroquois’ pipeline extends from the U.S.-Canadian border at Waddington, New York through the state of Connecticut to South Commack, Long Island, New York and continuing on from Northport, Long Island, New York through the Long Island Sound to Hunts Point, Bronx, New York. In accordance with the limited partnership agreement, the Partnership shall continue in existence until October 31, 2089, and from year to year thereafter, until the partners elect to dissolve the Partnership and terminate the limited partnership agreement.

As of December 31, 2014, the partners consist of TransCanada Iroquois Ltd. (29.0%), North East Transmission Company (National Grid) (19.4%), Dominion Iroquois, Inc. (24.72%), TCPL Northeast Ltd. (TransCanada) (15.48%), TEN Transmission Company (Iberdrola USA) (4.87%), NJNR Pipeline Company (5.53%) and National Grid IGTS Corp. (1.0%). Iroquois Pipeline Operating Company, a wholly-owned subsidiary, is the administrative operator of the pipeline. IGTS, Inc. of Connecticut is an additional wholly-owned subsidiary formed to hold title to certain Connecticut property interests.

Income and expenses are allocated to the partners and credited to their respective equity accounts in accordance with the partnership agreements and their respective percentage interests. Distributions to partners are made concurrently to all partners in proportion to their respective partnership interests. The Partnership made cash distributions to partners of $80.0 million in 2014 and in 2013 and $100.0 million in 2012.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Partnership are prepared in accordance with accounting principles generally accepted in The United States of America (GAAP) and with accounting for regulated public utilities prescribed by the Federal Energy Regulatory Commission (FERC). Generally accepted accounting principles for regulated entities allow the Partnership to give accounting recognition to the actions of regulatory authorities. In accordance with GAAP, the Partnership has deferred recognition of costs (a regulatory asset) or has recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or an obligation relieved in the future through the rate-making process.

Principles of Consolidation

The consolidated financial statements include the accounts of the Partnership, Iroquois Pipeline Operating Company and IGTS, Inc. of Connecticut. Intercompany transactions have been eliminated in consolidation.

Cash and Temporary Cash Investments

The Partnership considers all highly liquid temporary cash investments purchased with an original maturity date of three months or less to be cash equivalents.

Natural Gas Plant In Service

Natural gas plant in service is carried at original cost. The majority of the natural gas plant in service is categorized as natural gas transmission plant and is currently depreciated on a straight-line basis over 36 years. General plant, which includes primarily vehicles, leasehold improvements and computer equipment, is depreciated on a straight-line basis over five years.

Construction Work in Progress

At December 31, 2014 and December 31, 2013, construction work in progress primarily included preliminary construction costs relating to the Wright Interconnect (WIP) Project. The Partnership also had commitments of $7.8 million relating to the WIP Project at December 31, 2014.

Allowance for Funds Used During Construction

The allowance for funds used during construction (AFUDC) represents the cost of funds used to finance natural gas transmission plant under construction. The AFUDC rate includes a component for borrowed funds as well as equity. The AFUDC is capitalized as an element of natural gas plant in service.

Income Taxes

No income taxes are provided for in the accompanying financial statements since the income or loss of the Partnership is reportable in the respective income tax returns of the partners.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The key estimates include determining the economic useful lives of the Partnership’s assets, the fair values used to determine possible asset impairment charges, exposures under contractual indemnifications, calculations of pension expense and various other recorded or disclosed amounts. The Partnership believes that its estimates for these items are reasonable, but cannot assure that actual amounts will not vary from estimated amounts.

Asset Retirement Obligations

The Partnership accounts for asset retirement obligations in accordance with GAAP, which requires entities to record the fair value of a liability for an asset retirement obligation during the period in which the liability is incurred, if a reasonable estimate of fair value can be made. The Partnership has determined that asset retirement obligations exist for certain of our transmission assets; however, the fair value of the obligations cannot be determined because the end of the transmission system life is not determinable with the degree of accuracy necessary to establish a liability for the obligations.

Restructuring

In August 2012, the Partnership completed a restructuring that reduced costs and increased future operating efficiencies. Other, net included a one-time charge of $1.9 million for the associated restructuring costs. Those costs consisted primarily of compensation and benefit costs associated with a reduction in workforce.

Subsequent Events

The Partnership has evaluated all subsequent events through February 24, 2015, which is the date on which the financial statements were available to be issued.

Note 3. Natural Gas Transmission Plant

At December 31,	2014	2013
	(thousands of dollars)

Classification

Transmission plant	$1,259,039	$1,252,570

General plant	15,496	14,785
	1,274,535	1,267,355
Less accumulated depreciation	(659,619)	(628,002)
Construction work in progress	29,969	14,338
Net natural gas transmission plant	$644,885	$653,691

Depreciation and amortization expense was $37.7 million for the year ended December 31, 2014 and $37.3 million for each of the years ended December 31, 2013 and 2012.

Note 4. Long-Term Debt

Detailed information on long-term debt is as follows (thousands of dollars):

At December 31,	2014	2013

Senior notes - 6.10% due in 2027	$59,500	$68,500

Senior notes - 6.63% due in 2019	140,000	140,000

Senior notes - 4.84% due in 2020	150,000	150,000
Total senior notes	349,500	358,500
Less current maturities of long-term debt	(9,500)	(9,000)
Total long-term debt	$340,000	$349,500

The combined schedule of repayments at December 31, 2014 is as follows (millions of dollars):

Year	Scheduled Repayment
2015	$9.5
2016	5.5
2017	5.5
2018	4.0
2019	146.0
Thereafter	179.0

The above loans and facilities require the Partnership to maintain compliance with certain restrictive covenants (including the payment of distributions) relating to, among other things, certain ratios of indebtedness to total capitalization, and debt service coverage, as defined in the credit agreements and bond indentures. The Partnership is in compliance with these covenants as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012.

On June 19, 2014, the $10.0 million revolving credit facility was renewed for 364 days. As of December 31, 2014, there are no amounts outstanding under the revolving credit facility.

Note 5. Concentrations of Credit Risk

The Partnership’s cash and temporary cash investments and trade accounts receivable represent concentrations of credit risk. Management believes that the credit risk associated with cash and temporary cash investments is mitigated by its practice of limiting its investments primarily to commercial paper rated P-1 or higher by Moody’s Investors Services and A-1 or higher by Standard and Poor’s, and its cash deposits to large, highly-rated financial institutions. Management also believes that the credit risk associated with trade accounts receivable is mitigated by the restrictive terms of the FERC gas tariff that require customers to pay for service within 20 days after the end of the month of service delivery. Also, the Partnership’s FERC-approved tariff provides that, subject to certain exceptions, the Partnership has the right to require that shippers have an investment grade rating or obtain a written shipper guarantee from a third party with an investment grade rating, or provide other financial assurances before service can be provided.

Note 6. Fair Value of Financial Instruments

The fair value amounts disclosed below have been reported to meet the disclosure requirements of GAAP, and are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange.

As of December 31, 2014 and December 31, 2013, the carrying amounts of cash and temporary cash investments, accounts receivable, accounts payable and accrued expenses approximate fair value.

The fair value of long-term debt is estimated by the Partnership’s underwriter based on treasury rates and comparable spreads at fiscal year-end. As of December 31, 2014 and December 31, 2013, the carrying amounts and estimated fair values of the Partnership’s long-term debt including current maturities were as follows (in thousands of dollars):

Year	Carrying Amount	Fair Value
2014	$349,500	$392,984
2013	358,000	415,867

Note 7. Commitments and Contingencies

REGULATORY PROCEEDINGS

Mainline Rate Case Settlement

On October 24, 2003, the FERC approved a settlement, which approved new Settlement Rates for the Partnership’s existing mainline customers and, with limited exception, provided that no change to the mainline Settlement Rates could be placed in effect on the Partnership’s mainline system until January 1, 2008. The settlement provides that mainline rates will remain at the 2007 level unless and until new rates are approved by the FERC at the request of the Partnership or its customers. Currently there have been no changes to these rates. The settlement did not establish any rates, terms or conditions for the Eastchester Extension.

Eastchester Rate Case Settlement

On October 13, 2004 the FERC approved a settlement, limited to rates for service on the Eastchester Extension Project as certificated by FERC. The settlement agreement provides for recourse rates through December 31, 2011. A moratorium on rate changes for service on the Eastchester Project facilities, as spelled out more fully in the settlement agreement, was also in effect through December 31, 2011. The settlement provides that Eastchester rates will remain at the January 2008 level until new rates are approved by FERC at the request of the Partnership or its customers. Currently there have been no changes to these rates.

Brookfield, Connecticut Site Clean Up

On June 27, 2003, the Partnership purchased real property in Brookfield, Connecticut upon which it constructed its Brookfield compressor station (Brookfield Site or Site). On November 3, 2004, the Connecticut Department of Energy and Environmental Protection (DEEP) approved the Site’s remediation plan and scope of work schedule. Major clean-up work at the Brookfield Site (including re-grading and seeding) has been completed. Iroquois received a “Letter of No Audit” from the DEEP dated November 13, 2014 concerning the Brookfield Clean-up. This letter states that the DEEP agrees with our Licensed Environmental Professional (LEP) that the site is now clean and closes the “Environmental Condition Assessment Form” (ECAF) for the Brookfield voluntary remediation. For the part of the site that has buried tires, Iroquois has entered into the state Stewardship Program that requires monitoring of the tire area and remediation of any erosion, subsidence, or tires that have worked their way to the surface. It is not anticipated that the ongoing monitoring of this site will have a material adverse effect on the Partnership’s financial conditions or results of operations.

Eastchester Y-50 Matter

Between 2002 and 2004 the Partnership constructed the Eastchester Extension Project. As part of this project the Partnership constructed 36 miles of subsea pipeline and associated facilities from Northport, Long Island to the Bronx, New York. In traversing Long Island Sound, the new pipeline facilities crossed certain underwater electric transmission cable systems, including two cables owned by Consolidated Edison Company of New York, Inc. (Con Ed) that comprise its Y-50 facility. Prior to commencing construction, the Partnership, Con Ed and the Long Island Lighting Company (LILCO, a primary user of the Y-50 cable system) entered a Crossing Agreement with respect to this crossing. The project was completed and the pipeline placed in service in February 2004. Issues have since arisen over the installation and location of certain components of the crossing. Analysis undertaken by and on behalf of the Partnership since 2004 indicates that no remedial measures are presently recommended or required.

The Partnership has engaged in on-going discussions with Con Ed and LILCO regarding this matter, but no final conclusion has been reached as to what, if any, additional actions should be taken at the Y-50 crossing with respect to this issue. The possibility of an unfavorable outcome in this matter or the range of any possible costs that might be sustained therefore cannot be determined at this time.

Wright Interconnect Project

In December of 2012, the Partnership entered into a Precedent Agreement (PA) with Constitution Pipeline (Constitution). The PA requires the Partnership to expand its current compression station located in Wright, New York. The expansion, which consists of adding two new compressor units in addition to new metering facilities, will enable the Partnership to accept up to 650,000 Dth/d of gas from the proposed Constitution pipeline and deliver this gas into either the Partnership’s currently existing mainline or into the Tennessee Gas Pipeline. Pursuant to the PA, Constitution and the Partnership will enter into a capacity lease agreement in which Constitution leases the transmission capacity made available on the new compressor units. This lease agreement is for a period of fifteen years with an option for Constitution to extend the lease an additional five years. This project will require FERC and other regulatory approvals. On June 13, 2013, the Partnership and Constitution filed for FERC approval of the project. On December 2, 2014, the Partnership received its 7C Certificate Order from FERC granting approval for the project, but the approval was conditioned on the Partnership obtaining all outstanding permits. The Partnership continues to work with State and Local authorities to obtain all required permits. The new facilities are scheduled to be in-service by 2016. As of December 31, 2014 the Partnership has incurred approximately $28.2 million in construction related expenditures and has made approximately $7.8 million in commitments primarily relating to the purchase of materials.

LITIGATION PROCEEDINGS

The Partnership is a party to various legal matters incidental to its business. However, the Partnership believes that the outcome to these proceedings will not have a material adverse effect on the Partnership’s financial condition or results of operations.

No liabilities have been recorded by the Partnership in conjunction with any legal matters.

LEASES

The Partnership leases its office space under operating lease arrangements. The leases expire at various dates through 2021 and are renewable at the Partnership’s option. The Partnership also leases a right-of-way easement on Long Island, NY, which requires annual payments escalating 5% per year over the 39-year term of the lease, which expires in 2030. In addition, the Partnership leases various equipment under non-cancelable operating leases.

During the years ended December 31, 2014, 2013 and 2012, the Partnership made payments of $1.2 million per year under operating leases which were recorded as rental expense. Future minimum rental payments under operating lease arrangements are as follows:

(millions of dollars)
Year	Scheduled Rental Payments
2015	$1.1
2016	1.1
2017	1.0
2018	1.0
2019	1.0
Thereafter	4.0

Note 8. Affiliated Party Transactions

The following tables summarize the Partnership’s affiliated party transactions (thousands of dollars):

2014	Payments to Affiliated Parties	Due to Related Parties	Due from Affiliated Parties	Revenue from Affiliated Parties	Equity Distributions to Affiliated Parties

TransCanada Iroquois Ltd.	$—	$11	$—	$995	$35,584

Dominion Iroquois, Inc.	—	—	1	1,913	19,776

NorthEast Transmission Company	198	1	1,647	46,762	16,320

TEN Transmission Company	33	3	1,041	12,873	3,896

NJNR Pipeline Company	92	—	480	5,352	4,424
Total	$323	$15	$3,169	$67,895	$80,000

2013	Payments to Affiliated Parties	Due to Related Parties	Due from Affiliated Parties	Revenue from Affiliated Parties	Equity Distributions to Affiliated Parties

TransCanada Iroquois Ltd.	$12	$—	$463	$6,278	$35,584

Dominion Iroquois, Inc.	—	—	581	4,607	19,776

NorthEast Transmission Company	199	3	4,389	50,398	16,320

TEN Transmission Company	28	—	1,089	12,947	3,896

NJNR Pipeline Company	365	—	453	5,016	4,424
Total	$604	$3	$6,975	$79,246	$80,000

2012	Payments to Affiliated Parties	Due to Related Parties	Due from Affiliated Parties	Revenue from Affiliated Parties	Equity Distributions to Affiliated Parties
TransCanada Iroquois Ltd.	$7	$—	$1,160	$13,927	$44,480

Dominion Iroquois, Inc.	—	—	743	4,940	24,720

NorthEast Transmission Company	267	7	4,349	59,959	20,400

TEN Transmission Company	76	10	943	12,989	4,870

NJNR Pipeline Company	438	146	403	4,571	5,530

Total	$788	$163	$7,598	$96,386	$100,000

Revenues from affiliated parties and amounts due from affiliated parties were primarily for gas transportation services. Payments to affiliated parties in 2014, 2013 and 2012 primarily consisted of miscellaneous service fees, lease payments, refunds due to transportation capacity release and utility bills.

Note 9. Major Customers

For the years ended December 31, 2014, 2013 and 2012, one customer who is an affiliated party provided significant operating revenues totaling $46.8 million, $50.4 million and $60.0 million, respectively.

Note 10. Retirement Benefit Plans

The Partnership has established a noncontributory cash balance retirement plan (the Plan) covering substantially all employees. Pension benefits are based on years of credited service and employees’ career earnings, as defined in the Plan. The Partnership’s funding policy is to contribute, annually, an amount at least equal to that which will satisfy the minimum funding requirements of the Employee Retirement Income Security Act (ERISA) plus such additional amounts, if any, as the Partnership may determine to be appropriate from time to time.

The Partnership also has adopted an excess benefit plan (EBP) that provides retirement benefits to executive officers. The EBP recognizes total compensation and service that would otherwise be disregarded due to Internal Revenue Code limitations on compensation in determining benefits under the regular retirement plan. The EBP is not considered to be funded for ERISA purposes and benefits are paid when due from general corporate assets. A Rabbi Trust, which is included in other assets and deferred charges on the Partnership’s balance sheets, has been established to partially cover this obligation. The Rabbi Trust is an irrevocable trust which can be used to satisfy creditors.

The consolidated net cost for pension benefit plans included in the consolidated statements of income for the years ending December 31 (which is the measurement date for each year), includes the following components (thousands of dollars):

Year Ended December 31,	2014	2013	2012

Service cost	$1,338	$1,385	$1,544

Interest cost	652	501	583

Expected return on plan assets	(1,296)	(1,103)	(1,125)

Recognition of net actuarial loss	148	312	367

Recognition of settlement	—	190	110
Net periodic benefit cost	$842	$1,285	$1,479

The following tables represent the Plans’ combined funded status reconciled to amounts included in the consolidated balance sheets as of December 31, 2014 and 2013 (thousands of dollars):

At December 31,	2014	2013
Change in benefit obligation

Benefit obligation at beginning of year	$ 16,019	$16,996

Service cost	1,338	1,385

Interest cost	652	501

Actuarial (gain)/loss	777	(827)

Settlements	—	—

Benefits paid	(228)	(2,036)

Benefit obligation at end of year	18,558	16,019

Change in plan assets

Fair value of plan assets at beginning of year	19,086	16,974

Actual return on plan assets	1,202	2,364

Employer contribution	1,085	1,784

Settlements	—	—

Benefits paid	(228)	(2,036)

Fair value of plan assets at end of year	21,145	19,086
Funded Status	$2,587	$3,067

Amount recognized in Consolidated Balance Sheets

Non-current asset	$3,194	$3,600

Current liability	(28)	(26)

Non-current liability	(579)	(507)

Net amount recognized	$2,587	$3,067

	Plan Assets		Benefit Obligations
Year Ended December 31,	2014	2013	2014	2013

Plans in overfunded status	$21,145	$19,086	$17,951	$15,486

Plans in underfunded status	—	—	607	533

The accumulated benefit obligation for the Partnership’s retirement benefit plans was $18.6 million and $16.0 million at December 31, 2014 and 2013, respectively.

Amounts recognized in accumulated other comprehensive income at December 31 (thousands of dollars):

Year Ended December 31,	2014	2013	2012

Transition obligation	$—	$—	$—

Prior service cost	—	—	—

Net loss	1,685	962	3,552
Total recognized in other comprehensive income	$1,685	$962	$3,552

Estimated net periodic benefit cost amortizations for the periods January 1 - December 31 (thousands of dollars):

At December 31,	2015	2014

Amortization of transition obligation	$—	$—

Amortization of prior service cost	—	—

Amortization of net loss	188	149
Total estimated net periodic benefit cost amortizations	$188	$149

The following table summarizes the weighted average assumptions used to determine benefit obligations as of December 31 (rates shown are rates at end of measurement period):

	Cash Balance Retirement Plan		Excess Benefit Plans
Year Ended December 31,	2014	2013	2014	2013

Discount rate	3.50%	4.20%	3.50%	4.40%

Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

The following table summarizes the weighted average assumptions used to determine the net periodic benefit cost for years ended December 31 (rates shown are rates at beginning of measurement period):

	Cash Balance Retirement Plan			Excess Benefit Plans
Year Ended December 31,	2014	2013	2012	2014	2013	2012

Discount rate	4.20%	3.40%	3.85%	4.10%	3.50%	4.30%

Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

Expected long-term rate of return on plan assets	7.50%	7.50%	7.75%

The expected long-term rate of return assumption was developed using a variety of factors including long-term historical return information, the current level of expected returns and general industry expectations. Adjustments are made to the expected long-term rate of return assumption when deemed necessary based upon revised expectations of future investment performance of the overall capital markets. The building block methodology was used to generate the capital market assumptions, to the extent that the expected return has not shifted the long term expected rate will not be adjusted.

The discount rate was selected to reflect the rates of return currently available on high quality fixed income securities whose cash flows match the timing and amount of future benefit payments of the plan. In particular, the discount rate takes into consideration the population of our pension plan and the anticipated payment stream as compared to the Citigroup Discount Yield Curve Index.

The following table summarizes the expected future benefit payments over the next five years and aggregate five years thereafter (thousands of dollars):

Year	Benefit Payment
2015	$1,735
2016	776
2017	1,295
2018	1,424
2019	1,191
2020-2024	12,049

Plan Assets

The following table sets forth the Partnership’s pension plans weighted average asset allocations and target asset allocations, and fair value of the plan assets at December 31, 2014 and December 31, 2013.

	Weighted Average Asset Allocation		Plan Target Asset Allocation		Fair Value of Plan Assets (thousands of dollars)
At December 31,	2014	2013	2014	2013	2014	2013

Mutual Funds

U.S. Equities	40%	40%	40%	40%	$8,469	$7,694

International Equities	13%	13%	13%	13%	2,757	2,513

Real Estate	3%	3%	3%	3%	640	578

U.S. Fixed Income	43%	43%	43%	43%	9,208	8,130

Other	1%	1%	1%	1%	71	171
Total					$21,145	$19,086

The Partnership’s investment goal is to obtain a competitive risk adjusted return on the pension plan assets commensurate with prudent investment practices and the plan’s responsibility to provide retirement benefits for its participants, retirees and their beneficiaries. The Plan’s asset allocation targets are strategic and long term in nature and are designed to take advantage of the risk reducing impacts of asset class diversification.

Plan assets are periodically rebalanced to their asset class targets to reduce risk and to retain the portfolio’s strategic risk/return profile. Investments within each asset category are further diversified with regard to investment style and concentration of holdings.

The Plan’s investments are diversified to minimize the risk of a large loss. The Plan is constructed and maintained to provide prudent diversification among the asset classes in accordance with the asset allocation objectives. Within each asset class, there is prudent diversification with regard to investment styles and concentration of holdings.

Under the plans investment guidelines the portfolio may contain mutual funds which are managed in accordance with the diversification and industry concentration restrictions set forth in the Investment Company Act of 1940, as amended (the “1940 Act”). Pursuant to the provisions of the 1940 Act, a mutual fund may not, with respect to 75% of its assets, (i) purchase securities of any issuer (except securities issued or guaranteed by the United States Government, its agencies or instrumentalities) if, as a result, more than 5% of its total assets would be invested in the securities of such issuer; or (ii) acquire more than 10% of the outstanding voting securities of any one issuer.

In addition, no mutual fund may purchase any securities which would cause more than 25% of its total assets to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in securities issued or guaranteed by the United States Government, its agencies or instrumentalities.

All the assets within Iroquois’ Pension Plan are valued using Level 1 inputs in accordance with GAAP. Level 1 inputs are defined as the quoted market process for identical assets on an active market to which an entity has access at the measurement date.

Contributions

Iroquois expects to contribute approximately $1.2 million to its pension plan in 2015.